Exhibit 99.1

        5300 Town and Country Blvd., Suite 500
        Frisco, Texas 75034
        Telephone: (972) 668-8834
        Contact: Gary H. Guyton
        Director of Planning and Investor Relations
        Web Site:  www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. ANNOUNCES AMENDMENT
FOR SENIOR NOTES EXCHANGE

FRISCO, TEXAS, August 22, 2016 – Comstock Resources, Inc. ("Comstock" or the "Company") announced today an amendment to its previously announced offer to exchange any and all of its existing senior notes for three new series of secured notes and, in the case of the Company's 10% Senior Secured Notes due 2020, warrants exercisable for the Company's common stock, upon the terms and subject to the conditions set forth in the Registration Statement on Form S-4 filed on August 1, 2016 with the Securities and Exchange Commission (the "SEC"), as amended and supplemented (the "Exchange Offer").
The amendment to the Exchange Offer only applies to the unsecured senior notes exchange and reflects an increase in the mandatory conversion price to $12.32 per share from $10.47 per share.  The Company is also providing certain registration rights to holders of the new second lien convertible notes who would be considered an "affiliate" under securities laws.  In addition, the Company is making a clarifying change to the limitation on liens covering the new convertible notes to provide that the Company will not be permitted to create or incur any liens to secure indebtedness other than permitted liens (as defined in the prospectus).
The early tender date and expiration date of the Exchange Offer continues to be on Friday, August 26, 2016 at 11:59 p.m., New York City time.  Accordingly, holders who validly tender (and not withdraw) their existing notes prior to the expiration date will be eligible to receive the Early Exchange Consideration shown below.
The following table sets forth each series of outstanding notes subject to the Exchange Offer and the revised consideration offered for such series in the Exchange Offer:
Notes to be Tendered	Aggregate Principal Amount Outstanding (in millions)	Early Exchange Consideration per $1,000 Principal Amount of Notes Tendered by August 26, 2016
10% Senior Secured Notes due 2020	$700.0	$1,000 principal amount of Senior Secured Toggle Notes due 2020 and warrants exercisable for 2.75 shares of common stock
7¾% Senior Notes due 2019	$288.5	$1,000 principal amount of 7¾% Second Lien Convertible PIK Notes due 2019
9½% Senior Notes due 2020	$174.6	$1,000 principal amount of 9½% Second Lien Convertible PIK Notes due 2020

Accrued and unpaid interest on all tendered notes will be paid in cash upon closing of the Exchange Offer.  The closing will occur promptly after the Expiration Date and subject to satisfaction or waiver of the closing conditions, as set forth in the registration statement, as amended and supplemented.
To validly tender their notes, the participating holders will be required to deliver a letter of transmittal and consent to certain amendments to the terms of the existing notes and related indentures that would remove certain of the covenants governing the existing senior notes and approve the release of the collateral with respect to the existing senior secured notes.
The Exchange Offer is conditioned upon among other matters (i) holders of (x) 90% of the outstanding principal amount of the existing senior secured notes and (y) 90% of the outstanding principal amount of the existing 2019 notes and 2020 notes (on a combined basis) having tendered and not validly withdrawn their old notes and (ii) completion of the Exchange Offer by September 15, 2016.
The Company will agree to pay a soliciting dealer fee equal to $5.00 for each $1,000 principal amount of old notes that are validly tendered for exchange and not validly withdrawn pursuant to the Exchange Offer to retail brokers that are appropriately designated by their clients to receive this fee, but only if the old notes of each applicable series that are tendered by or for that beneficial owner have an aggregate equivalent principal amount of $250,000 or less.  Soliciting dealer fees will only be paid to retail brokers upon consummation of the Exchange Offer.  No soliciting dealer fees will be paid if the Exchange Offer is not consummated, and the fees will be payable thereafter upon request by the soliciting dealers and presentation of such supporting documentation as the Company may reasonably request.
A prospectus supplement dated August 22, 2016, which describes the amendment, has been filed with the SEC.  The supplement, the Company's previous supplement dated August 15, 2016 and the original prospectus may also be viewed by going to the Company's website at Prospectuses or on the SEC's website at www.sec.gov.  Except as described above and as contained in the prospectus supplement, all terms and conditions of the Exchange Offer continue in effect.  If you have previously tendered your existing notes, you do not need to take any further action in order to receive the benefit of the amendment.
BofA Merrill Lynch is acting as dealer manager in connection with the Exchange Offer. Holders of the notes may contact BofA Merrill Lynch at (888) 292-0070 (toll-free) or collect at (980) 388-4813 or (646) 855-2464 with any questions they may have regarding the Exchange Offer. D.F. King & Co., Inc. is serving as information and exchange agent for the Exchange Offer. You should direct questions, requests for assistance and requests for copies of the prospectus and letter of transmittal to the agent at (212) 269-5550 (for banks and brokers) or (877) 732-3619 (toll free) (all others).
Important Information about the Exchange Offer
This release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any security, nor is it a substitute for the registration statement and Exchange Offer materials that the Company has filed with the SEC.  An exchange offer will only be made by means of the prospectus, prospectus supplements, letter of transmittal and certain other Exchange Offer documents.
Security holders are strongly urged to carefully review the registration statement, the preliminary prospectus, the prospectus supplements and the other related documents and materials (as they may be amended or supplemented from time to time) filed with the SEC, including the final prospectus described below, when available, as well as any amendments and supplements thereto because they will contain important information about the Company, the Exchange Offer and are the sole means by which any offer to exchange or any solicitation of any such offer, will be made.
The registration statement contains a preliminary prospectus, prospectus supplements and related transmittal materials that have been or are being delivered to holders of the notes.  Investors and security holders may obtain a free copy of the registration statement, preliminary prospectus, prospectus supplements and transmittal materials, as well as other documents filed by the Company with the SEC, at the SEC's website, www.sec.gov.  Free copies of the Company's filings with the SEC have been made available on the Company's website, www.comstockresources.com, or may be obtained by making a request directly to the Company by phone at 972-668-8800, or in writing to the Company's corporate offices at 5300 Town and Country Blvd., Suite 500, Frisco, Texas 75034, Attention: Mr. Roland Burns, President, Chief Financial Officer and Corporate Secretary.
A registration statement relating to these securities has been filed with the SEC but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.

Comstock Resources, Inc. is an independent energy Company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas and Louisiana.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.